Exhibit 99.7

CONSENT OF CASSEL SALPETER & CO., LLC

Digital Health Acquisition Corp.

980 N. Federal Highway, Suite 304

Boca Raton, FL 33432

Attention: Board of Directors

RE:	Proxy Statement / Prospectus / Consent Solicitation of Digital Health Acquisition Corp. (“DHAC”), which forms part of the Registration Statement on Form S-4 of DHAC, as amended (the “Registration Statement”).

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 8, 2022, to the Board of Directors of DHAC as Annex G to the Proxy Statement/Prospectus/Consent Solicitation included in the Registration Statement and the references to our firm and our opinion, including the quotation or summarization of such opinion, in such Registration Statement, under the headings “QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION” and “PROPOSAL 1 – THE BUSINESS COMBINATION PROPOSAL – Opinion of Cassel Salpeter.”

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: May 15, 2023

/s/ Cassel Salpeter & Co., LLC

Cassel Salpeter & Co., LLC